                                   3,000,000 Shares

                             Socket Communications, Inc.

                                     Common Stock

                                  ------------------


    This Prospectus covers 3,000,000 shares of Common Stock, par value $0.001 per share (the "Common Stock"), of Socket Communications, Inc., a Delaware corporation (the "Company"), which may be offered from time to time by one or all of the selling stockholders named herein (the "Selling Stockholders").

    All of the Common Stock offered hereby consists of shares of Common Stock to be issued by the Company to the Selling Stockholders upon the conversion of shares of Series A Convertible Preferred Stock (the "Preferred Stock") issued by the Company in a private transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to
Section 4(2) thereof (the "Private Offering"). Such Preferred Stock may be converted into Common Stock at the option of the holder, in whole or in part, into that number of shares of Common Stock of the Company equal to $100 divided by the Common Stock Price, which shall equal the lower of: (a) $2 5/8; and (b) 65% of the average bid price of the Company's Common Stock, on the OTC Bulletin Board, for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such Preferred Stock. The Common Stock Price shall be subject to adjustment in certain events. For purposes of this Registration Statement, the Company has assumed a Common Stock Price of $0.65. The shares eligible for sale hereunder represent approximately 42% of the Company's issued and outstanding shares of Common Stock, assuming conversion of the Preferred Stock. See "Selling Stockholders" and "Plan of Distribution."

    The Company will receive no part of the proceeds from the sale of the Common Stock by the Selling Stockholders. See "Selling Stockholders" and "Use of Proceeds." All expenses of registration incurred in connection with this offering are being borne by the Company, but all selling and other expenses incurred by the Selling Stockholders will be borne by such Selling Stockholders. The Company and the Selling Stockholders have each agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

    The Company's Common Stock is currently traded on the OTC Bulletin Board under the symbol SCKT, and listed on the Pacific Stock Exchange under the symbol SOK. From the date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market under the symbol SCKT. On April 4, 1997, the last sale price of the Company's Common Stock as reported on the OTC Bulletin Board was $1.00 per share. See "Price Range of Common Stock."

                               -----------------------

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

                               -----------------------

    Each Selling Stockholder and any broker executing selling orders on behalf of the Selling Stockholders may be deemed to be an underwriter within the meaning of the Securities Act. Commissions received by any such broker may be deemed to be underwriting commissions under the Securities Act.

                               ------------------------

                   THE DATE OF THIS PROSPECTUS IS APRIL 21, 1997

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, NOR SHALL THERE BE ANY SALE OF THESE SECURITIES BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER, SOLICITATION OR SALE. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                AVAILABLE INFORMATION

    The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois, 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

    The Company has filed with the Commission a Registration Statement (which term shall include all amendments, exhibits and schedules thereto) on Form S-3 under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. The Registration Statement, including exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 75 Park Place, Room 1400, New York, New York 10007 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in its entirety by such reference.


                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    There are hereby incorporated by reference in this Prospectus the following documents and information heretofore filed with the Commission:

         (1) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1996 (the "Form 10-KSB"); and

         (2) the description of the Company's Common Stock offered hereby contained in the Company's Registration Statement on Form 8-A filed by the Company with the Commission on April 11, 1995 and the Company's Registration Statement on Form 8-A/A filed by the Company with the Commission on June 15, 1995.

    All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such reports and documents. Any statement incorporated herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request of any such person, a copy of any and all of the information that has been or may be incorporated by reference in this Prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such document. Requests for such copies should be directed to the Company at Socket Communications, Inc., 37400 Central Court, Newark, California 94560,
Attention: Chief Financial Officer. The Company's telephone number at that location is (510) 744-2700.


                                     THE COMPANY

    Socket Communications, Inc. develops and sells data communications solutions for the mobile computer market. Socket's Wireless Messaging System consists of the PageCard-Registered Trademark- receiver, PageSoft-Registered Trademark- software and Socket Wireless Messaging Services. Other Socket products include serial PC Cards and wired Ethernet PC Cards.

    The Company was incorporated in California in March 1992 and reincorporated in Delaware in June 1995. Its headquarters are located at 37400 Central Court, Newark, California 94560 and its telephone number is (510) 744-2700.

                            NOTICE TO CALIFORNIA INVESTORS

    Each purchaser of Common Stock in California must meet one of the following suitability standards: (i) a liquid net worth (excluding home, furnishings and automobiles) of $250,000 or more and gross annual income during 1996, and estimated during 1997, of $65,000 or more from all sources; or (ii) a liquid net worth (excluding home, furnishings and automobiles) of $500,000 or more. Each California resident purchasing Common Stock offered hereby will be required to execute a representation that it comes within one of the aforementioned categories.

                                     RISK FACTORS

    THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS (IDENTIFIED WITH AN ASTERISK "*") THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH IN THE FOLLOWING RISK FACTORS AND ELSEWHERE IN, OR INCORPORATED BY REFERENCE INTO, THIS PROSPECTUS. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.

FUTURE CAPITAL NEEDS; AUDITORS' REPORT CONTAINED EXPLANATORY PARAGRAPH REGARDING GOING CONCERN

    The Company will require additional capital to fund its operations. *
 The Company believes its existing capital resources and revenue from operations will be inadequate to satisfy its working capital requirements through the end of 1997.* The Company will need to raise additional capital to fund operations in 1997, which the Company intends to seek through the public and private sale of equity securities.* On January 29, 1997, the Company issued a $0.5 million subordinated secured convertible promissory note to Cetronic AB, and on February 14, 1997, the Company issued $0.5 million of subordinated unsecured convertible promissory notes to certain shareholders of Cetronic AB. Furthermore, on February 24, 1997, the Company filed with the Securities and Exchange Commission a registration statement on Form SB-2 for a public offering of Common Stock with estimated net proceeds to the Company of approximately $4 million (the "Proposed Public Offering"). If the Company consummates this public offering, the Company anticipates that its existing capital resources, its bank line and revenue from operations, together with the estimated net proceeds of the public offering, will be adequate to satisfy its working capital requirements through the first quarter of 1998.* The Company's actual working capital needs will depend on numerous factors, however, including the extent and timing of the acceptance of the Company's products in the market, the Company's operating results, the progress of the Company's research and development activities, the cost of increasing the Company's sales and marketing activities and the status of competitive products, none of which can be predicted with certainty. As a result, there can be no assurance that the Company will not require additional funding prior to such date.* If required, there can be no assurances that such capital will be available on acceptable terms, if at all, and such terms may be dilutive to existing stockholders. The inability to obtain such financing would have a material adverse effect on the Company's results of operations. The Company could be required to significantly reduce or suspend its operations, seek a merger partner or sell additional securities on terms that are highly dilutive to current investors in the Company. The Company's independent auditors included an explanatory paragraph in their audit opinion with respect to the Company's 1996 financial statements which indicated substantial doubt about the Company's ability to continue as a going concern due to recurring operating losses and the need for additional financing. The factors leading to, and the existence of, the explanatory paragraph may materially adversely affect the Company's relationship with customers and suppliers, its ability to obtain revenue and manufacture products and its ability to obtain financing.

HISTORY OF OPERATING LOSSES; NO ASSURANCE OF PROFITABILITY

     The Company was incorporated in March 1992 and has incurred significant operating losses in every fiscal period since inception. The Company expects to incur substantial quarterly operating losses at least through the first half of
1997 and possibly longer.*    In order to become profitable, the Company must
obtain market acceptance of

__________________________
   * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

the PageCard receiver and enhanced PageSoft software products, develop page-enabled applications for selected vertical markets, obtain continued increases in the market acceptance of the Company's serial and Ethernet cards, develop successful new products for new and existing markets, increase gross margins through higher sales volumes and contract manufacturing efficiencies, expand its distribution capability and manage its operating expenses. There can be no assurance that the Company will meet any of these objectives or ever achieve profitability.

EMERGING MARKET FOR WIRELESS DATA COMMUNICATIONS PRODUCTS

     The market for wireless data communications products has been slow to emerge, and there can be no assurance that it will develop sufficiently to enable the Company to achieve broad commercial acceptance of its products. Because this market is relatively new and has developed slowly, and because current and future competitors are likely to introduce a variety of competing wireless data communications solutions, it is difficult to predict the rate at which this market will grow, if at all. If the wireless data communications market fails to grow, or grows more slowly than anticipated, the Company's business, operating results and financial condition will be materially adversely affected. Although the Company intends to conform its products to meet emerging standards in the wireless data communications market, there can be no assurance that industry standards will emerge or, if they become established, that the Company will be able to conform to these new standards in a timely fashion. Even if the market for wireless data communications products does develop, there can be no assurance that the Company's products will achieve commercial success within such market. Furthermore, the Company is currently focusing on developing and delivering wireless data solutions for the specific needs of business in a number of vertical market segments such as field sales, field service, finance, real estate, health care, and transportation.* The Company believes that the preferred strategy for addressing such needs is to page-enable existing applications to allow the transfer of data from an application through the paging network to the PageCard receiver where it can be downloaded into a mobile computer. The Company's software developer's kit ("SDK") is designed to provide program interfaces for software developers to page-enable their applications and to work with major Microsoft operating systems. Although a limited number of page-enabled applications are now available, there can be no assurance that any additional such applications will be developed or, if developed, will gain widespread commercial acceptance or that adoption of such applications will drive increased purchases of PageCard receivers. Finally, due to the unique nature of the PageCard receiver and PageCard WMS, which combine certain technologies and features of paging and mobile computing, the Company believes it will be required to incur significant expenses for sales and marketing, including advertising, to educate potential customers.* Broad commercialization of the Company's products will require the Company to overcome significant technological and market development hurdles, many of which may not be currently foreseen.*

     The mobile computer market represents only a small percentage of the installed base of personal computers, and there can be no assurance that the mobile computer market will continue to grow. Because all of the Company's products are used in mobile computing applications, the Company's future operating results would be materially adversely affected by any reduction in the rate of growth of the mobile computer market.

RAPID TECHNOLOGICAL CHANGE; DEPENDENCE ON PRODUCT DEVELOPMENT; PRODUCT DEFECTS

     The market for the Company's products is characterized by rapidly changing technology, evolving industry standards and short product life cycles. Accordingly, the Company's success will be substantially dependent on a number of factors, including its ability to identify emerging standards in the wireless data communications field, enhance its products by adding features to provide a more complete solution and differentiate its products from those

___________________
  * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

of its competitors, maintain superior or competitive performance in its products and bring products to market quickly. Given the emerging nature of the wireless data communications market, there can be no assurance that the Company's products or technology will not be rendered obsolete by alternative technologies. Further, short product life cycles expose the Company's products to the risk of obsolescence and require frequent new product introductions. If the Company is unable to develop or obtain access to advanced one-way and emerging two-way wireless data communications technologies as they become available, or is unable to design, develop, contract for the manufacturing of and introduce competitive new products on a timely basis, its future operating results will be materially adversely affected. Any significant delays in the design, development, manufacture or shipment of new or enhanced products would also materially adversely affect the Company's results of operations.

     The markets for mobile computers and their peripherals and for wireless data communications are extremely competitive and characterized by rapidly advancing technology, frequent changes in user preferences and frequent product introductions. The future success of the Company will depend in large part on its ability, and that of its strategic partners, to keep pace with advances in software and hardware technologies for mobile computing and wireless data communications. There can be no assurance that the Company will be able to respond effectively to these technological changes or to new product introductions by others. For example, the Company's PageCard receiver is designed to operate on the worldwide POCSAG protocol, and operates on the FCC-approved frequencies for paging and messaging technologies in the United States and Canada in the 930 MHz frequency range. For the European market, the PageCard receiver operates on the Euromessage frequency of 466 MHz. New competitive wireless technologies, such as FLEX in the United States and ERMES in Europe, being developed by various market participants are not compatible with the POCSAG protocol and may be at different frequencies. If these new technologies succeed, paging carriers may cease to support POCSAG, and there is no assurance that the Company will be able to develop future products based upon these new technologies. In addition, the Company's inability to develop products within any new FCC allocated frequencies for these new technologies could have a material adverse effect on the Company's business and results of operations.

     Although the Company performs testing prior to new product introductions, the Company's hardware and software products may contain undetected flaws, which may not be discovered until the products have been used by customers. From time to time, the Company may temporarily suspend or delay shipments or divert development resources from other projects to correct a particular product deficiency. Such efforts to identify and correct errors and make design changes may be expensive and time consuming. Failure to discover product deficiencies in the future could delay product introductions or shipments, require the Company to recall previously shipped products to make design modifications or cause unfavorable publicity, any of which could have a material adverse effect on the Company's operating results.

COMPETITION

     The Company anticipates intense competition from a number of companies. The overall market for communications products is increasingly competitive, and the Company expects competition in each of its market areas to intensify.*
 Currently, the Company does not have a direct competitor for its PageCard; however, Kokusai produces a PC Card data pager that does not have a display. The Company faces indirect competition for short messaging applications from alphanumeric pagers, which are produced by many companies (including Motorola, NEC, Uniden, and others), and from alternative methods of downloading information into a mobile computer, primarily over telephone lines. In addition to competition from companies that offer wireless data communications

__________________________
* This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

devices, the Company could face competition for its PageCard receiver and PageCard WMS from companies that offer alternative wired or wireless communications solutions, or from large computer and network equipment companies.*

     The Company competes with IBM and Smart Modular Technologies, among others, in the serial card market. The market for the Company's Ethernet card is highly competitive. Market leaders for Ethernet cards include 3Com and Xircom. The Company also faces competition from combination cards which combine Ethernet and other functions such as fax/modem. Companies offering combination cards include 3Com, Xircom and U.S. Robotics.

     Many of the Company's present and potential competitors have substantially greater financial, marketing, technical and other resources than the Company and may succeed in establishing technology standards or strategic alliances in the data communications or mobile computer market, obtain more rapid market acceptance for their products, or otherwise gain a competitive advantage. There can be no assurance that the Company will succeed in developing products or technologies that are more effective or better accepted in the market than those developed by its competitors. Furthermore, the Company will also be competing with companies that have high volume manufacturing and extensive marketing and distribution capabilities, areas in which the Company has limited or no experience. Increased competition, direct and indirect, could materially adversely affect the Company's revenues and profitability through pricing pressure and loss of market share. There can be no assurance that the Company will be able to compete successfully against existing and new competitors as the market evolves and the level of competition increases.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS

     The Company believes that its operating results will be subject to substantial quarterly fluctuations due to several factors, some of which are outside the control of the Company, including fluctuating market demand for, and declines in the average selling price of, the Company's products, the timing of significant orders from distributors and OEM customers, delays in the introduction of enhancements to existing and new products, market acceptance of existing and new products, competitive product introductions, the mix of products sold, changes in the Company's distribution network, the failure to anticipate changing customer product requirements, changes in the regulatory environment, the cost and availability of components, the level of royalties from and to third parties and general economic conditions.* The Company generally does not operate with a significant order backlog, and a substantial portion of the Company's revenue in any quarter is derived from orders booked in that quarter. Accordingly, the Company's sales expectations are based almost entirely on its internal estimates of future demand and not on firm customer orders. The Company is making significant investments in sales and marketing and in research and development, and if orders and sales do not meet expectations, the Company's operating results will be materially adversely affected. The Company expects to incur substantial quarterly operating losses at least through the first half of 1997 and possibly longer.*

RELIANCE ON THIRD PARTY COMPONENT SUPPLIERS AND CONTRACT MANUFACTURERS

     The Company subcontracts the manufacturing of substantially all of its products on a sole source basis to independent suppliers. Sole source components include the Company's proprietary high integration serial ("HIS") chip manufactured by Lucent Technologies that controls the signal transmission between the Company's PageCard receiver and Serial I/O products and the PC Card slot on the mobile computer, the PageCard receiver board and RF

_______________________
  * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

display, which are purchased from Mitsubishi Corporation in Japan, the Ethernet card purchased from Mitsubishi International Corporation in the United States, and certain other cable and connector components. Although to date the Company has generally been able to obtain adequate supplies of these components, certain of these components are purchased on a purchase order basis, and the Company does not have long-term supply contracts for these components. In particular, the Company purchases HIS chips from Lucent Technologies, Tamarack chips from Tamarack, Ethernet cards from Mitsubishi International and Serial I/O cards from Hi-Tech Manufacturing by purchase order. There can be no assurance that the Company will not be affected by component shortages. Although the Company's suppliers are generally large, well financed organizations, a supplier's experiencing financial or operational difficulties that resulted in a reduction or interruption in supply to the Company would materially adversely affect the Company's results of operations until the Company established sufficient manufacturing supply through an alternative source. The Company believes that there are alternative contract manufacturers that could produce the Company's products, but is not pursuing agreements or understandings with alternative sources. In the event of a reduction or interruption of supply it could take a significant period of time for the Company to qualify an alternative subcontractor, redesign the product as necessary and commence manufacturing.
The Company's inability in the future to obtain sufficient sole or limited source components, or to develop alternative sources, could result in delays in product introductions or shipments, which could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON THIRD PARTY STRATEGIC ALLIANCES AND BUSINESS RELATIONSHIPS

     The Company's strategy is to establish strategic alliances and business relationships with leading participants in various segments of the
communications and mobile computer markets.*   The Company believes these
alliances enable it to take advantage of the superior financial resources, technological capabilities, proprietary positions and market presences of these companies in establishing and maintaining Socket's own position in the wireless data communications industry. In accordance with this strategy, the Company has entered into alliances or relationships with GTE, Casio, Apple, Cetronic, Bell Mobility, PageNet, The National Dispatch Center ("NDC"), Lucent Technologies and Mitsubishi.

     The Company's success will depend not only on the Company's continued relationships with these parties, but also on its ability to enter into additional strategic arrangements with new partners on commercially reasonable terms.* The Company believes that, in particular, relationships with application software developers are extremely important in creating commercial uses for the Company's products necessary to achieve growth.* Any future relationships may require the Company to share control over its development, manufacturing and marketing programs or to relinquish rights to certain versions of its technology.

     In particular, Mitsubishi's relationship with the Company includes technology licensing, manufacturing and distribution rights. The Company has co-licensed certain technologies applying to the PageCard receiver, has contracted with Mitsubishi to supply the PageCard receiver and has granted Mitsubishi certain distribution rights to the PageCard receiver on a worldwide basis excluding North America. The Company's ability to manage the business relationship with Mitsubishi effectively is important to the success and operating results of the Company. The Company's operating results would be materially adversely affected if it were required to replace Mitsubishi as a supplier.

     The Company's relationship with NDC for SWiMS includes certain customer service activities. NDC has agreements to page messages through PageNet and other paging carriers. Should NDC go out of business, discontinue its relationship with the Company or with PageNet or not be able to adequately provide services for SWiMS, the market for the PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found. Should PageNet go out of business, be incapable of providing low cost airtime services or discontinue its relationship with NDC, the market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as a suitable replacement could be found.

     The Company recently introduced its PageCard receiver and PageCard WMS in France and the U.K. In France, paging services are provided by France Telecom Mobiles Radiomessagerie, a nationwide paging network, and advanced messaging services are provided by Stratus RTM. In the U.K., paging services are provided by Hutchison Telecom, a nationwide paging network, and advanced messaging services are provided by London Pager. The Company does not have any commitment from any of these companies as to the level of sales and marketing effort it will conduct or as to any minimum number of customers. Should the sales and marketing effort of any of these companies fall short of expectations, or should any of them go out of business or be incapable of adequately providing wireless messaging services, the European market for the PageCard receiver and PageCard WMS would be materially adversely affected until such time as suitable replacements could be found.

MANAGEMENT OF GROWTH

     Depending on the extent of its future growth, if any, the Company may experience a significant strain on its management, operational and financial resources. The Company's ability to manage its growth effectively may require it to continue to implement and improve its operational and financial systems and may require the addition of new management personnel.* In addition, three of the Company's officers have joined the Company since March 1996. Martin Levetin joined the Company in March 1996 as President and Chief Executive Officer, Howard Case joined the Company in July 1996 as Vice President of Marketing and John O'Leary joined the Company in August 1996 as Vice President of Sales. The failure of the Company's management team to effectively manage growth, should it occur, could have a material adverse impact on the Company's results of operations.

DEPENDENCE ON KEY EMPLOYEES

     The Company's future success will depend in significant part upon the continued service of certain key technical and senior management personnel, and the Company's continuing ability to attract, assimilate and retain highly qualified technical, managerial and sales and marketing personnel.* Competition for such personnel is intense, and there can be no assurance that the Company can retain its existing key managerial, technical or sales and marketing personnel or that it can attract, assimilate and retain such employees in the future. The loss of key personnel or the inability to hire, assimilate or retain qualified personnel in the future could have a material adverse effect upon the Company's results of operations. The Company does not have key man life insurance for any of its employees.

FOREIGN CURRENCY FLUCTUATIONS AFFECTING COSTS

     The PageCard receiver is supplied by Mitsubishi in Japan under an agreement that provides for adjustment in the Company's purchase costs when the average exchange rate of the Japanese yen is less than threshold levels of 95 yen to the U.S. dollar (price increase) or more than 105 yen to the U.S. dollar (price decrease). Purchase costs are adjusted by the ratio of the yen exchange rate to the applicable threshold level. The Company experienced adjustments in 1996 as a result of exchange fluctuations. To date, such adjustments have not materially affected the Company's costs but could do so in the future if the Company cannot offset price increases through higher selling prices, other operating efficiencies or a subsequent increase in the value of the dollar.

______________________
  * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.
                                 -9-

DISTRIBUTION RISKS, PRODUCT RETURNS AND WARRANTIES

     The Company sells its products primarily through distributors, resellers and OEMs. To date the Company has not achieved significant OEM sales and there can be no assurance that the Company will achieve significant sales through this channel. The Company's largest distributors, Ingram Micro and Tech Data, accounted for approximately 17% and 12%, respectively, of the Company's revenue in 1996. The Company's agreements with OEMs, distributors and resellers, in large part, are nonexclusive and may be terminated on short notice by either party without cause. The Company's OEMs, distributors and resellers are not within the control of the Company, are not obligated to purchase products from the Company and may represent other lines of products. A reduction in sales effort or discontinuance of sales of the Company's products by its OEMs, distributors and resellers could lead to reduced sales and could materially adversely affect the Company's operating results. Use of distributors also entails the risk that distributors will build up inventories in anticipation of a growth in sales. If such growth does not occur as anticipated, these distributors may substantially decrease the amount of product ordered in subsequent quarters. Such fluctuations could contribute to significant variations in the Company's future operating results. The distribution industry has been characterized by rapid change, including consolidations and financial difficulties of distributors and the emergence of alternative distribution channels. In addition, there are an increasing number of companies competing for access to these channels. The loss or ineffectiveness of any of the Company's major distributors could have a material adverse effect on the Company's operating results. Moreover, the Company is seeking to broaden its channels of distribution and intends to sell its products through new distribution channels such as mass merchandisers.* There can be no assurance that the Company will be able to successfully sell its products through these new channels.

     The Company allows its distributors to return a portion of their inventory to the Company for full credit against other purchases. In addition, in the event the Company reduces its prices, the Company credits its distributors for the difference between the purchase price of products remaining in their inventory and the Company's reduced price for such products. There can be no assurance that actual returns and price protection will not have a material adverse effect on future operating results, particularly since the Company seeks to continually introduce new and enhanced products and is likely to face increasing price competition. In addition, the Company's comprehensive two year warranty for its wired products and one year warranty for its wireless products permit customers to return any product if the product does not perform as warranted. To date, the Company has not experienced any warranty claims, returns, stock rotation exchanges or price protection adjustments materially above those anticipated. However, future warranty claims, returns, stock rotation exchanges, or price protection adjustments could be materially higher then anticipated. The Company intends to continue to introduce new and enhanced products, which could result in higher warranty or return claims due to the risks inherent in the introduction of such products.* There can be no assurance that warranty claims or returns will not have a material adverse effect on future operating results.

EXPORT SALES

     Export sales (sales to customers outside the United States) accounted for approximately 40% of the Company's revenue in 1996, and the Company anticipates that export sales will continue to account for a significant portion of revenue.* Accordingly, the Company's operating results are subject to the risks inherent in export sales, including unexpected changes in regulatory requirements, exchange rates, tariffs or other barriers and difficulties in managing foreign sales operations.

_________________
  * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.
                                -10-

UNCERTAINTY OF PROTECTION OF PATENTS AND PROPRIETARY RIGHTS

     The Company relies on a combination of patents, trademarks and non-disclosure agreements in order to establish and protect its proprietary rights. The Company has filed, and intends to continue to file, applications as appropriate for patents covering its products.* There can be no assurance that patents will issue from any of its pending applications or, if patents do issue, that the claims allowed will be sufficiently broad to protect the Company's technology. In addition, there can be no assurance that any patents issued to the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide proprietary protection to the Company. Since U.S. patent applications are maintained in secrecy until patents issue, and since the publication of inventions in technical or patent literature tend to lag behind such inventions by several months, the Company cannot be certain that it was the first creator of inventions covered by its pending patent applications, that it was the first to file patent applications for such inventions or that the Company is not infringing on the patents of others. The Company has also trademarked some of its proprietary product names and logos and claims copyright protection for its proprietary software. Litigation may be necessary to enforce the Company's patents, trademarks, copyrights or other intellectual property rights, to protect the Company's trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business and results of operations regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so or that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technologies.

     In addition, the laws of certain foreign countries do not protect the Company's intellectual property rights to the same extent as do the laws of the United States. Although the Company continues to implement protective measures and intends to defend its proprietary rights vigorously, there can be no assurance that these efforts will be successful. There can also be no assurance that third parties will not assert intellectual property infringement claims against the Company. Although no written claims or litigation related to any such matter are currently pending against the Company, there can be no assurance that none will be initiated, or that the Company would prevail in any such litigation seeking either damages or an injunction against the sale of the Company's products. Moreover, there can be no assurance that, if such an injunction were to issue, the Company would be able to obtain any necessary licenses on reasonable terms or at all.

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of the Company's Common Stock in the public market or the prospect of such sales by existing stockholders and warrantholders could materially adversely affect the market price of the Company's Common Stock. As of April 4, 1997 the Company had outstanding 4,238,065 shares of Common Stock. Upon completion of the Proposed Public Offering, the Company will have outstanding 6,738,065 shares of Common Stock, assuming no exercise of the underwriter's over-allotment option, and no exercise of outstanding options or warrants. Of these shares, 5,401,280 will be freely tradeable without restriction under the Securities Act, unless held by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act. This number of shares includes (i)) the 2,500,000 shares of Common Stock offered in the Proposed Public Offering, (ii) the 1,100,550 shares of Common Stock included in the Units sold in the Company's initial public offering, (iii) the 597,291 shares of Common Stock held by certain stockholders registered by the Company on a Registration Statement on Form SB-2

___________________
  * This statement is a forward-looking statement reflecting current expectations. There can be no assurance that the Company's actual future performance will meet the Company's current expectations due to factors described in "Risk Factors," and elsewhere in, or incorporated by reference into, this prospectus.

dated August 24, 1995 for resale by such stockholders and (iv) the 1,203,439 shares of Common Stock held by investors pursuant to conversions of shares of the Company's Series A Convertible Preferred Stock.

     The remaining 1,336,785 shares of Common Stock outstanding upon completion of the Proposed Public Offering will be "restricted securities" as that term is defined in Rule 144 under the Securities Act ("Restricted Shares").

     In addition, 1,322,503 shares of the Company's Common Stock may be acquired immediately upon conversion of the 8,650 shares of the Company's Series A Convertible Preferred Stock acquired in the Series A private placement and outstanding as of April 4, 1997 (assuming that notices of conversion of all such shares were transmitted on April 4, 1997).

     Further, immediately exercisable rights to acquire 1,000,000 shares of the Company's Common Stock are currently held by Cetronic AB and certain shareholders thereof (the "Cetronic Shares"). Though upon exercise of this right the Cetronic Shares constitute Restricted Securities, the Company is obligated to register the Cetronic Shares within 90 days of a request for registration by the holders of the promissory notes, rendering the Cetronic Shares immediately salable thereafter.

     The Company has also filed a registration statement on Form S-8 under the Securities Act covering 501,859 shares of Common Stock reserved for issuance under the Company's 1993 Stock Option/Stock Issuance Plan and 1995 Stock Plan. Shares registered under such registration statement are, subject to Rule 144 volume limitations applicable to affiliates of the Company, available for sale in the open market, subject to vesting restrictions.

VOLATILITY OF STOCK PRICE

     The trading price of the Company's Common Stock could be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' estimates, announcements of technological innovations by the Company or its competitors, general conditions in the mobile computer or wireless data communications industries and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and small capitalization, high technology companies in particular, and are often unrelated to their operating performance. No assurance can be given that the market price of the Company's Common Stock will not experience significant fluctuations in the future, including fluctuations which are unrelated to the Company's performance.

ILLIQUIDITY OF TRADING MARKET

     From the effective date of the Company's initial public offering (June 6, 1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market. However, the Common Stock was de-listed from such market effective November 27, 1996 and since then has traded on the OTC Bulletin Board. In connection with the Proposed Public Offering, the Company intends to apply to have its Common Stock re-listed on the Nasdaq SmallCap Market; however, there can be no assurance that such application will be accepted or, if accepted, that the Company will be able to maintain the standards for continued quotation on Nasdaq. The Company's Common Stock is also quoted on the Pacific Stock Exchange; however, because the Company's stockholders' equity as of December 31, 1996 was below the exchange's minimum capital requirements, the appropriateness of the Company's continued listing thereon is currently being reviewed by the Pacific Stock Exchange's equity listing committee. There can be no assurance that such committee will not decide to initiate delisting procedures against the Company. If the Company's Common Stock is not accepted for quotation on the Nasdaq SmallCap Market and/or is delisted from the Pacific Stock Exchange, an investor will find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Company's securities. In addition, the Company's securities are now subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, the Company's inability to obtain listing on the Nasdaq SmallCap Market, subsequent removal from the Nasdaq SmallCap Market if listed thereon, or delisting from the Pacific Stock Exchange could affect the ability or willingness of broker-dealers to sell and/or make a market in the Company's securities and the ability of purchasers of the Company's securities to sell their securities in the secondary market.

NO ANTICIPATED DIVIDENDS

     The Company has not previously paid any dividends on its Common Stock and for the foreseeable future intends to continue its policy of retaining any earnings to finance the development and expansion of its business. The Company's bank line of credit prohibits the payment of cash dividends without the written consent of the lender.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by Delaware General Corporation Law, the Company has included in its Certificate of Incorporation a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, the Bylaws of the Company provide that the Company is required to indemnify its officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceeding against them for which they may be indemnified. The Company has entered into indemnification agreements with its officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law.

                           USE OF PROCEEDS

     All 3,000,000 shares of Common Stock covered by this Prospectus may be offered from time to time by one or all of the Selling Stockholders. The Company will receive no part of the proceeds from such sales.


                     PRICE RANGE OF COMMON STOCK

     From the effective date of the Company's initial public offering (June 6,
1995) through November 26, 1996, the Company's Common Stock was listed on the Nasdaq SmallCap Market. However, the Common Stock was de-listed from such market effective November 27, 1996 and since then has traded on the OTC Bulletin Board
under the symbol SCKT.  See "Risk Factors--Illiquidity of Trading Market."   The
Company's Common Stock is quoted on the Pacific Stock Exchange under the symbol SOK; however, because the Company's stockholders' equity as of December 31, 1996 was below the exchange's minimum capital requirements, the appropriateness of the Company's continued listing thereon is currently being reviewed by the Pacific Stock Exchange's equity listing committee. There can be no assurance that such committee will not decide to initiate delisting proceedings against the Company. The Company has not paid cash dividends on its Common Stock.

     The quarterly high and low sales prices since June 6, 1995, when the Company's Common Stock began trading publicly, are as follows:

Quarter Ended                                High          Low
-------------------------------         --------       --------
June 30, 1995 . . . . . . . .            $ 6.75         $ 5.25
September 30, 1995. . . . . .              6.50           5.25
December 31, 1995 . . . . . .              6.06           2.63
March 31, 1996. . . . . . . .              4.38           3.00
June 30, 1996 . . . . . . . .              7.38           2.88
September 30, 1996. . . . . .              4.38           2.88
December 31, 1996 . . . . . .              3.62           0.75
March 31, 1997. . . . . . . .              1.12           0.62


     On April 4, 1997, the last sale price of the Common Stock as reported on the OTC Bulletin Board was $1.00 per share. As of April 4, 1997, there were approximately 1,000 holders of record of the Common Stock.

                           DIVIDEND POLICY

    The Company has never declared or paid any cash dividends on its Common Stock. The Company currently anticipates that it will retain all future earnings for the expansion and operation of its business and does not anticipate paying cash dividends in the foreseeable future. The Company's bank line of credit prohibits the payment of cash dividends without the written consent of the lender.

                        SELLING STOCKHOLDERS

    The following table sets forth the names of the Selling Stockholders and the number of shares of Common Stock being offered by each of them hereby. Upon completion of the offering, assuming all shares of Common Stock being offered are sold, none of the Selling Stockholders will own any shares of Common Stock. The shares of Common Stock are being registered to permit secondary trading of the shares of Common Stock, and the Selling Stockholders may offer shares of Common Stock for resale from time to time. See "Plan of Distribution."

    The Selling Stockholders acquired shares of Series A Convertible Preferred Stock pursuant to Subscription Agreements (the "Agreements") dated as of November 1, 1996, between the Company and each Selling Stockholder. The Selling Stockholders purchased a total of 15,500 shares of Series A Convertible Preferred Stock at a price of $100 per share. Each share of Series A Convertible Preferred Stock is convertible at the option of the holder, in whole or in part, into that number of shares of Common Stock of the Company equal to $100 divided by the Common Stock Price, which shall equal the lower of (a)
$2 5/8 and (b) 65% of the average bid price of the Company's Common Stock on the OTC Bulletin Board for the five business days prior to the business day on which notice of conversion is transmitted by the holder of such share. The Common Stock Price shall be subject to adjustment in certain events. For purposes of this Registration Statement, the Company has assumed a Common Stock Price of $0.65.

    The Selling Stockholders represented in the Subscription Agreements that they were accredited investors and were purchasing the Series A Convertible Preferred Stock and the Common Stock issuable upon exercise of the Series A Convertible Preferred Stock for investment and not with a view to, or for a sale in connection with, any distribution within the meaning of the Securities Act. The Subscription Agreements require the Company to file a registration statement under the Securities Act, to which this Prospectus relates, with respect to the resale of the applicable shares.

    H.J. Meyers & Co., Inc. ("H.J. Meyers") acted as sales agent for the Company in connection with the private placement. For the performance of such services H.J. Meyers was paid a fee by the Company, including a warrant to purchase 43,539 shares of Common Stock.

    Because the Selling Stockholders may sell all or some portion of the shares covered by this Prospectus, no estimate can be given as to the number of shares and the percentage of outstanding Common Stock that will be held by any of them after any particular sale.

    The following table and accompanying footnotes identify each Selling Stockholder and based upon information provided to the Company, set forth information as of April 4, 1997 with respect to the shares held by or acquirable by, as the case may be, each Selling Stockholder. Except as otherwise noted, the named beneficial owner has sole voting and investment power with respect to the shares shown.


                                       SHARES BENEFICIALLY                        SHARES BENEFICIALLY
                                              OWNED                SHARES                 OWNED
                                       BEFORE OFFERING (2)         OFFERED         AFTER OFFERING (2)
                                    ------------------------                   -------------------------
    SELLING STOCKHOLDER (1)           NUMBER        PERCENT        HEREBY        NUMBER         PERCENT
----------------------------------   -----------   -----------    -----------   -----------    -----------

Arnold Wong                            41,580             *         41,580             -            *
Berckeley Investment Group            769,230          15.4%       769,230             -            *
Coutts & Co. AG                       242,127           5.4        242,127             -            *
Harry & Deborah Salzman               164,103           3.7        164,103             -            *
Jerry Houston                         122,913           2.8        122,913        52,583            *
Julius Baer Securities                367,502           8.0        367,502             -            *
Peter G. Colmer                        76,923           1.8         76,923             -            *
Roderick Deleersnijder                 76,923           1.8         76,923             -            *
Ronald & Nancy Thomas Family Trust     35,165             *         35,165             -            *
Swedbank (Luxembourg) S.A.            442,469           9.5        442,469             -            *
Van Moer Santerre & Cie               170,931           3.9        170,931             -            *
Weinberg Family Trust                  87,289           2.0         87,289             -            *


--------------------
*    Less than 1%

(1) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes to this table.

(2) The number of shares of Common Stock represents (i) for Series A
    Convertible Preferred Stock converted into Common Stock as of April 4, 1997, the number of shares of Common Stock actually received upon conversion, and
    (ii) for unconverted Series A Convertible Preferred Stock, the number of shares of such stock originally purchased by the Selling Stockholder on November 1, 1996 multiplied by $100 and divided by the assumed Common Stock Price of $0.65. Percentage ownership is based on: (i) 4,238,065 shares of Common Stock outstanding as of April 4, 1997, and any shares issuable pursuant to conversions of Series A Convertible Preferred Stock held by the person or group in question at an assumed Common Stock Price of $0.65; and
    (ii) after the offering, assumes sale of all shares offered hereby.

                        PLAN OF DISTRIBUTION

    The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale of the Common Stock covered hereby. The Selling Stockholders may sell the Shares being offered hereby: (i) on the OTC Bulletin Board, on the Pacific Stock Exchange, or otherwise at prices and at terms then prevailing or at prices related to the then current market price; or (ii) in private sales at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. The Selling Stockholders and any underwriter, dealer or agent who participate in the distribution of such shares may be deemed to be "underwriters" under the Securities Act, and any discount, commission or concession received by such persons might be deemed to be an underwriting discount or commission under the Securities Act.

    Any broker-dealer participating in such transactions as agent may receive commissions from the Selling Stockholders (and, if acting as agent for the purchaser of such shares, from such purchaser). Usual and customary brokerage fees will be paid by the Selling Stockholders. Broker-dealers may agree with the Selling Stockholders to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for the Selling Stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or by a combination of such methods of sale or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above.

    The Company has advised the Selling Stockholders that the anti-manipulation Rules 10b-6 and 10b-7 under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Stockholders and their affiliates. In addition, the Company will make copies of this Prospectus available to the Selling Stockholders and has informed them of the need for delivery of copies of this Prospectus to purchasers on or prior to sales of the shares offered hereby. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act. Any commissions paid or any discounts or concessions allowed to any such broker-dealers, and any profits received on the resale of such shares, may be deemed to be underwriting discounts and commissions under the Securities Act if any such broker-dealers purchase shares as principal.

    The Selling Stockholders have advised the Company that no sale or distribution, other than as disclosed herein, will be effected until after this Prospectus shall have been appropriately amended or supplemented, if required, to set forth the terms thereof. The Selling Stockholders have also agreed that if any holder of such securities shall propose to sell any securities pursuant to the Registration Statement, it shall notify the Company of its intent to do so at least three full business days prior to such sale. At any time within such period, the Company may refuse to permit the holder of such securities to resell any securities pursuant to the Registration Statement. In order to exercise this right, the Company must deliver a certificate in writing to the holder of such securities to the effect that a delay in such sale is necessary because a sale pursuant to such Registration Statement in its then-current form could constitute a violation of the federal securities laws. In no event shall such delay exceed ten trading days, provided that if, prior to the expiration of such ten trading day period, the Company delivers a certificate in writing to the holder of such securities to the effect that a further delay in such sale beyond such ten trading day period is necessary because a sale pursuant to such registration statement in its then-current form could constitute a violation of the federal securities laws, the Company may refuse to permit the holder of such securities to resell any Registrable Securities pursuant to the registration statement for an additional period not to exceed ten trading days.

    In order to comply with the securities laws of certain states, if applicable, the Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Common Stock may not be sold unless such shares have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    At the time a particular offer of the shares of Common Stock registered hereunder is made, if required, a Prospectus Supplement will be distributed that will set forth the number of shares being offered and the terms of the offering including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter for securities purchased from any discount, commission and other item constituting compensation and any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

    There can be no assurance that the Selling Stockholders will sell all or any of the shares of Common Stock offered hereunder.


                            LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.


                               EXPERTS

    The financial statements of Socket Communications, Inc. appearing in Socket Communications, Inc.'s Annual Report (Form 10-KSB) for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                DISCLOSURE OF COMMISSION POSITION ON
           INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

    Section 145 of the Delaware General Corporation Law (the "Delaware Law") authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). Article VII of the Company's Certificate of Incorporation and Article VI of the Company's Bylaws provide for indemnification of the Company's directors, officers, employees and other agents to the maximum extent permitted by Delaware Law. In addition, the Company has entered into Indemnification Agreements with its officers and directors and certain stockholders.

    Insofar as indemnification by the Company for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referenced above or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                -19-